Exhibit 99.1

CSP Inc. REPORTS IMPROVED FISCAL FIRST QUARTER FINANCIAL RESULTS

LOWELL, Mass., February 9, 2022 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported improved financial and operating results for the fiscal 2022 first quarter ended December 31, 2021, and provided a business update.

First Quarter Operating Highlights and Recent Achievements

●	Total revenue increased 9% year over year and 24% compared to Q4 fiscal 2021 driven by higher services revenue
●	Services revenue grew 22% compared to the year-ago first quarter
●	Continued focus on higher margin products and services lead to overall gross margin of 29.2%

“The business momentum we generated during fiscal 2021 Q4 propelled our fiscal 2022 Q1 performance,” commented Victor Dellovo, Chief Executive Officer. “We reported a 24% sequential increase in revenue comparing Q4 fiscal due in part to pent-up demand for our products and services, which increased 9% as we continue driving that element of our business to achieve our goals.”

We again leaned heavily on the Technology Solutions (TS) business to lead the way, especially the Managed Services Practice (MSP) which is adding new customers at a brisk rate as the team is leveraging the talent drain at smaller companies to generate sales. Our Unified Communication-as-a -Service (UCaaS) continues to show further signs of progress, the supply chain issues which has delayed many customer’s orders, and with our backlog increasing to over $15 million, under a normal environment we would have seen a significant profit for the quarter. We have witnessed a higher level of activity in the cruise business, and currently, we have teams deployed on several ships and we’re optimistic of receiving additional ships in the second half of the year if current operating conditions remain the same.

We are equally bullish on ARIA as we signed two new customers during the fiscal first quarter and believe ARIA is going to be a game changer for our High-Performance Products (HPP) business. Despite continuing to face supply chain issues that inhibit our ability to fulfill customer purchase orders, we have had a strong start to the year. Our team continues to manage the business, and our balance sheet, so that we can quickly execute on the opportunities that strengthen our long-term growth and profit ambitions.

Fiscal Year 2022 First Quarter Results

Revenue for the fiscal 2022 first quarter was $12.4 million, a nine percent increase compared to $11.4 million in the year-ago fiscal first quarter as the Company continues to navigate the impact of COVID-19 and ongoing well-chronicled supply chain issues, which is extending timelines and impacting the Company’s ability to deliver customer orders.

Gross profit for the fiscal first quarter was $3.6 million, or 29.2% of sales, compared with $3.4 million, or 29.7% of sales, in the year-ago fiscal first quarter. The Company reported a net loss of $(366,000) in the fiscal first quarter, or $(0.09) per diluted share, compared with a net income of $1.2 million, or $0.26 per diluted share for the fiscal first quarter of fiscal 2021. The 2021 fiscal first quarter included a gain on debt extinguishment of the Paycheck Protection Plan SBA Loans at the TS and HPP segments totaling $2.2 million, which was established as part of the CARES Act loan. Excluding the gain on debt extinguishment, the Company reported a net loss of $1 million or $(0.26) per diluted share for the first quarter of fiscal 2021.

The Company had cash and cash equivalents of $19.3. million as of December 31, 2021. Due to the Company’s prudent expense management and emergence and continued acceptance of new products and services provided, management believes it has the resources to execute the multi-year growth strategy of transforming to a cybersecurity, wireless and managed services company

Exhibit 99.1

Stock Repurchase Authorization

The Company re-activated the stock repurchase program on December 29, 2021 with authorization to buy up to 194,000 shares of the Company’s common stock. The Company did not purchase any shares in the fiscal first quarter ended December 31, 2021.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 866-518-6930 or 203-518-9797 and use the Conference ID: CSPQ122  when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include; but are not limited to, in addition, our backlog increasing to over $15 million, under a normal environment we would have seen a significant profit for the quarter, we’re optimistic of receiving additional ships in the second half of the year if current operating conditions remain the same and believe ARIA is going to be a game changer for our High-Performance Products (HPP) business. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, supply chain issues have affected the timing of our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2021	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$19,295	$20,007
Accounts receivable, net	19,134	18,698
Inventories	4,187	3,989
Other current assets	7,195	6,340
Total current assets	49,811	49,034
Property, equipment and improvements, net	809	764
Operating lease right-of-use assets	1,192	1,358
Long-term receivable	5,598	7,522
Other assets	4,376	4,296
Total assets	$61,786	$62,974

Liabilities and Shareholders’ Equity
Current liabilities	$17,603	$17,827
Pension and retirement plans	3,808	4,097
Operating lease liabilities	703	821
Notes Payable	432	876
Other non-current liabilities	5,307	5,307
Shareholders’ equity	33,933	34,046
Total liabilities and shareholders’ equity	$61,786	$62,974

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2021	2020
Sales:
Product	$8,720	$8,408
Services	3,649	2,980
Total sales	12,369	11,388

Cost of sales:
Product	7,277	6,949
Services	1,478	1,061
Total cost of sales	8,755	8,010

Gross profit	3,614	3,378

Operating expenses:
Engineering and development	627	729
Selling, general and administrative	3,383	3,186
Total operating expenses	4,010	3,915

Operating (loss) income	(396)	(537)

Other income (expense), net	42	1,798

Income (loss) before income taxes	(354)	1,261

Income tax expense (benefit)	12	110

Net income (loss)	(366)	1,151
Net income (loss) attributable to common stockholders	$(366)	$1,097

Net income (loss) per share – basic	$(0.09)	$0.27
Weighted average shares outstanding – basic	4,200	4,074

Net income (loss) per share – diluted	$(0.09)	$0.26
Weighted average shares outstanding – diluted	4,200	4,172